Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE THURSDAY, JULY 27, 2006 AT 7:01 AM ET

Contacts:
Kyle Kuvalanka (investors) (617) 761-4734	Lisa Adler (media) (617) 444-3285

MILLENNIUM REPORTS STRONG FINANCIAL RESULTS AND SIGNIFICANT ACCOMPLISHMENT TOWARD 2006 GOALS

— VELCADE® (bortezomib) for Injection U.S. net product sales up 34% —

Cambridge, Mass., July 27, 2006 — Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today announced VELCADE U.S. net product sales grew 34 percent and expenses decreased significantly compared to second quarter 2005, leading to achievement of non-GAAP profitability and reduction of GAAP net loss for the second consecutive quarter in 2006.(1) The Company also announced significant progress in advancing its market-leading product VELCADE and progressing its pipeline of novel molecules in oncology and inflammation. The Company confirmed its financial guidance for full-year 2006.

“We continue to grow VELCADE and manage expenses keeping us on track to achieve non-GAAP profitability and to reduce our GAAP net loss for full-year 2006,” said Marsha Fanucci, Chief Financial Officer. “Several events this quarter further strengthened our confidence in VELCADE. In the relapsed multiple myeloma setting, VELCADE as a single agent provides a 29.8 month median survival, a benefit that remains unmatched by any other agent. Our enhanced sales and marketing initiatives, launched in January, are having impact as seen with growth in our share of the relapsed market and an increase in the length of therapy used in responding patients.”

Second-Quarter 2006 Financial Results

•	Non-GAAP net income for the second quarter of 2006 improved significantly to $3.9 million compared to non-GAAP net loss of $32.6 million for the second quarter of 2005. GAAP net loss for the second quarter of 2006 narrowed to $17.7 million from $44.1 million in the second quarter of 2005.
•	VELCADE U.S. net product sales in the second quarter of 2006 increased 34 percent to $58.8 million from $43.9 million in the second quarter of 2005. VELCADE is the market leader in the relapsed multiple myeloma setting and has increased its share of treated patients in the non-promoted front line multiple myeloma setting.
•	Royalties associated with INTEGRILIN® (eptifibatide) Injection worldwide sales and VELCADE ex-U.S. sales were $34.2 million for the second quarter 2006. Millennium began recording royalties as a separate line item as of September 2005.
•	Revenue under strategic alliances increased to $27.2 million in the second quarter of 2006 from $19.1 million in the second quarter of 2005. Revenue under strategic alliances includes revenue recognized for upfront license fees, reimbursement for research and development (R&D) and manufacturing-related expenses and milestones.
•	Non-GAAP R&D and non-GAAP selling, general and administrative (SG&A) expenses decreased 24 percent to $105.2 million in the second quarter of 2006 from $139.0 million in the second quarter of 2005.(2) This reduction is primarily the result of the Company’s 2005 strategy refinement and restructuring which included modifying the Company’s relationship with Schering-Plough Corporation for INTEGRILIN and focusing the Company’s discovery organization on oncology. GAAP R&D and GAAP SG&A expenses for the second quarter of 2006 were $116.7 million. Stock-based compensation expense was not recorded under SFAS 123R in 2005.
•	As of June 30, 2006, the Company had $626.0 million in cash, cash equivalents and marketable securities. Outstanding principal amount of convertible debt was $99.6 million and is included in current liabilities.

“Millennium achieved these strong financial results with a focus on positioning the Company for long-term growth,” said Deborah Dunsire, M.D., President and Chief Executive Officer. “With VELCADE, we filed our sNDA in relapsed mantle cell lymphoma ahead of schedule and initiated a Phase III trial in follicular lymphoma, both of which advance VELCADE beyond multiple myeloma. We also progressed the pipeline with positive results from our Phase II trial with MLN1202 in patients at high risk of atherosclerosis. We are excited to announce today that we brought forward from discovery to development MLN6095, a small molecule inhibitor of a target that plays a role in inflammatory disease. This is the fifth Millennium discovered molecule to progress to the development pipeline in just two-and-a-half years.”

Mid-Year 2006 Goal Review

Millennium made significant progress toward accomplishing its stated 2006 goals in two focus areas: advancing VELCADE and progressing the pipeline.

Advancing VELCADE

•	Submitted a supplementary new drug application (sNDA) ahead of schedule in relapsed mantle cell lymphoma based on the Company’s Phase II PINNACLE trial. Data from this trial, supported by several investigator-initiated Phase II studies, showed VELCADE produced durable responses in this disease currently without a cure.
•	Initiated a Phase III trial of VELCADE in combination with rituximab versus rituximab alone in patients with relapsed follicular and marginal zone lymphoma. The initiation of this trial was based on positive Phase II data in which the combination showed improved efficacy with a favorable safety profile over the expected response rate of re-treatment with rituximab alone in the relapsed setting.
•	Advanced the front-line multiple myeloma program in support of registration and compendia listing.
—	Continued to enroll patients in three Phase III registration-enabling trials in the transplant and non-transplant settings, remaining on track for interim data from one of the trials by year-end 2006.
—	VELCADE in combination with melphalan and prednisone (MP) demonstrated the highest recorded complete response rate seen to date in the front-line multiple myeloma treatment setting. As reported by Blood in a recent online publication of the results from a Phase I/II trial of 60 elderly patients with newly diagnosed multiple myeloma not eligible for transplantation, the VELCADE based therapy demonstrated an overall response rate of 89 percent, a complete response rate of 32 percent and a complete and near-complete response rate of 43 percent. After a median follow up of 16 months, the durability of response was strong with 91 percent of patients free of disease progression and 83 percent of patients with event-free survival compared to historical control data for MP alone of 66 percent and 51 percent, respectively.

In the clinical studies referenced, VELCADE was well tolerated and the side-effect profile was consistent with previous studies.

Progressing the Pipeline

•	On track to advance at least two new molecules to development candidate status.
—	MLN6095 (small molecule inhibitor of a target associated with inflammatory diseases) – Advanced another anti-inflammatory molecule from discovery to development candidate status, the fifth Millennium discovered molecule to reach development in the past two-and-a-half years.
—	On track to nominate two additional molecules to development candidate status by year-end 2006.
•	Advanced clinical programs.
—	MLN1202 in patients at high risk for atherosclerosis (antibody to chemokine receptor CCR2) – Announced MLN1202 in a Phase II study met the primary endpoint of a significant reduction in C-Reactive Protein, an inflammatory biomarker associated with atherosclerosis, for months after a single dose. These results were statistically significant relative to the placebo control arm and warrant continued development in atherosclerosis. No serious adverse events were observed.
—	MLN0002 (antibody to the integrin (alpha)4ß7) – Selected a commercially scaleable cell line and initiated preclinical studies, putting the Company on track to initiate a bridging study for this molecule in the first half of 2007.
—	MLN8054 (small molecule inhibitor of Aurora A kinase) – Initiated a second Phase I study in late-stage cancer patients with liver metastases which are being biopsied for pharmacodynamic assessment.

2006 Financial Guidance

The Company is reiterating financial guidance for full-year 2006, as originally provided on January 5, 2006 and confirmed on April 27, 2006:

•	VELCADE U.S. net product sales: $225 million to $250 million.
•	Royalties: $115 million to $125 million.
•	Non-GAAP R&D and non-GAAP SG&A expenses: approximately $425 million; corresponding GAAP R&D and GAAP SG&A expenses: $465 million to $475 million.
•	Non-GAAP net income, excluding stock-based compensation expense, amortization of intangibles and restructuring: up to $5 million.
•	GAAP net loss: $95 million to $115 million, with the difference between the GAAP net loss and non-GAAP net income attributable to stock-based compensation expense, amortization of intangibles and restructuring.
—	Stock-based compensation expense for 2006, related to stock options, the Company’s employee stock purchase plan and restricted stock: $40 million to $50 million.
—	Amortization of intangibles: $34 million.
—	Restructuring charges relating to the Company's strategy refinements and restructurings announced in 2003 and 2005: $25 million to $30 million.
•	Cash, cash equivalents and marketable securities: greater than $500 million on December 31, 2006.

(1)Non-GAAP net loss, non-GAAP net income, non-GAAP profitability, non-GAAP operating expenses (which includes non-GAAP research and development expenses and non-GAAP selling, general and administrative expenses) are financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (GAAP). With respect to forward-looking information presented on a non-GAAP basis, other than amortization of intangibles of approximately $34 million in 2006, restructuring charges of between $25 million and $30 million in 2006 and stock-based compensation expense of between $40 million and $50 million in 2006, the Company is unable to provide a quantitative reconciliation because the items that would be excluded are difficult to predict and estimate and are primarily dependent on future events. Please see the Form 8-K furnished on July 27, 2006, by the Company to the Securities and Exchange Commission for a discussion of why the Company believes these non-GAAP measures are useful to investors and the additional purposes for which management uses these measures.

(2)The Company adopted Statement of Financial Accounting Standards No. 123R (SFAS 123R) as of January 1, 2006 and now records stock-based compensation expense in its statement of operations in accordance with GAAP. Although this expense is a significant ongoing expense affecting the Company’s results of operations, the Company excludes this charge from its non-GAAP R&D, non-GAAP SG&A, non-GAAP net income/(loss) because: (1) the Company’s management excludes this expense from the Company’s budget and planning process used to allocate resources in the Company’s ongoing portfolio prioritization efforts, (2) the Company believes that excluding this expense could be helpful in comparing the Company’s financial results to previous periods because stock-based compensation charges are excluded in the various operating expense categories and (3) as a result of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that excluding stock-based compensation may enable useful comparisons of the Company’s operating results to its competitors. Non-GAAP net income/(loss) and other non-GAAP financial measures disclosed by the Company should not be considered in isolation or as a substitute for GAAP.

Conference Call Reminder

In conjunction with this news release, Millennium will host a live webcast of its conference call today, Thursday, July 27, 2006 at 8:00 AM ET. This webcast can be accessed by visiting the Investors section of the Company’s website, http://www.millennium.com. Following the webcast, an archived version of the call will be available at the same address for 30 days.

About VELCADE

VELCADE is indicated for the treatment of multiple myeloma patients who have received at least one prior therapy. VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron, or mannitol. VELCADE should be administered under the supervision of a physician experienced in the use of antineoplastic therapy.

Risks associated with VELCADE therapy include new or worsening peripheral neuropathy, hypotension observed throughout therapy, cardiac and pulmonary disorders, gastrointestinal adverse events, thrombocytopenia, neutropenia and tumor lysis syndrome. Women of childbearing potential should avoid becoming pregnant while being treated with VELCADE.

In 331 patients who were treated with VELCADE in a Phase III study, the most commonly reported adverse events were asthenic conditions (61 percent), diarrhea (57 percent), nausea (57 percent), constipation (42 percent), peripheral neuropathy (36 percent), vomiting (35 percent), pyrexia (35 percent), thrombocytopenia (35 percent), psychiatric disorders (35 percent), anorexia and appetite decreased (34 percent), parasthesia (27 percent), dysesthesia (27 percent), anemia and headache (26 percent), and cough (21 percent). Fourteen percent of patients reported at least one episode of grade 4 toxicity; the most common grade 4 toxicities were thrombocytopenia (4 percent), neutropenia (2 percent), and hypercalcemia (2 percent). A total of 144 patients on VELCADE (44 percent) reported serious adverse events (SAEs) during the study. The most commonly reported SAEs were pyrexia (6 percent), diarrhea (5 percent), dyspnea and pneumonia (4 percent), and vomiting (3 percent).

VELCADE is the market leader in relapsed multiple myeloma with over 44,000 patients treated worldwide, including clinical trials. VELCADE is being co-developed by Millennium Pharmaceuticals, Inc. and Johnson & Johnson Pharmaceutical Research & Development, L.L.C. (J&JPRD). Millennium is responsible for commercialization of VELCADE in the U.S.; Janssen-Cilag is responsible for commercialization in Europe and the rest of the world. Janssen Pharmaceutical K.K. is responsible for commercialization in Japan. VELCADE is approved in more than 75 countries worldwide. VELCADE also is approved in the European Union as a treatment at first relapse.

For more information about VELCADE clinical trials, patients and physicians can contact the Millennium Medical Product Information Department at 1-866-VELCADE (1-866-835-2233).

About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE, a novel cancer product, and has a robust clinical development pipeline of product candidates. The Company’s research, development and commercialization activities are focused in two therapeutic areas: oncology and inflammation. By applying its knowledge of the human genome, understanding of disease mechanisms and industrialized drug discovery platform, Millennium is developing an exciting pipeline of innovative product candidates. The Company’s website is www.millennium.com.

This press release contains “forward-looking statements,” including statements about the Company’s growth, future operating results, discovery, development of products and strategic alliances. Various important risks may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including: adverse results in its drug discovery and clinical development programs; failure to obtain patent protection for its discoveries; commercial limitations imposed by patents owned or controlled by third parties; the Company’s dependence upon strategic alliance partners to develop and commercialize products and services based on its work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from its development efforts; product withdrawals; competitive factors; difficulties or delays in manufacturing the Company’s products; government and third- party reimbursement rates; the commercial success of VELCADE and INTEGRILIN; achieving revenue consistent with internal forecasts; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties the Company faces, see the reports it has filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Editors’ Note: This press release is also available under the Media section of the Company’s website at: www.millennium.com.

Millennium Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
Prepared According to Generally Accepted Accounting Principles (GAAP)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
(in thousands, except per share amounts)

Revenues:
Net product sales	$58,786	$43,892	$112,159	$88,687
Co-promotion revenue	—	47,661	—	90,487
Revenue under strategic alliances	27,165	19,092	65,794	55,182
Royalties	34,172	—	64,645	—

Total revenues	120,123	110,645	242,598	234,356

Costs and expenses:
Cost of sales	14,102	16,680	29,930	31,261
Research and development (Note 1)	79,309	86,939	161,907	173,093
Selling, general and administrative (Note 1)	37,391	52,060	72,856	103,697
Restructuring	1,554	2,999	4,385	4,106
Amortization of intangibles	8,487	8,500	16,974	17,000

Total costs and expenses	140,843	167,178	286,052	329,157

Loss from operations	(20,720)	(56,533)	(43,454)	(94,801)

Other income (expense):
Investment income, net	5,777	14,737	10,402	19,179
Interest expense	(2,724)	(2,315)	(5,456)	(4,903)

Net loss	$(17,667)	$(44,111)	$(38,508)	$(80,525)

Amounts per common share:
Net loss per share, basic and diluted	$(0.06)	$(0.14)	$(0.12)	$(0.26)

Weighted average shares, basic and diluted	313,321	307,570	312,575	307,082

Note 1: As of January 1, 2006, the Company adopted SFAS 123R under the modified prospective method, which requires the Company to record stock-based compensation expense based upon fair value in the Company’s statements of operations. Stock-based compensation expense relates to stock options, the Company’s employee stock purchase plan and restricted stock. No stock-based compensation expense was recognized under SFAS 123R in any prior period presented. Stock-based compensation expense for the three and six months ended June 30, 2006 of $11.5 million and $22.0 million, respectively, is allocated between research and development and selling, general and administrative expense lines as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Research and development	$5,998	$—	$12,332	$—
Selling, general and administrative	5,483	—	9,649	—

	$11,481	$—	$21,981	$—

Millennium Pharmaceuticals, Inc.
Reconciliation of Non-GAAP to GAAP (Note 1)
(unaudited)

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2006
	Non-GAAP (Note 2)	Non-GAAP	Stock-based Compensation	Restructuring	Amortization of Intangibles	GAAP
(in thousands, except per share amounts)
Revenues:
Net product sales	$43,892	$58,786	$—	$—	$—	$58,786
Co-promotion revenue (Note 3)	47,661	—	—	—	—	—
Revenue under strategic alliances	19,092	27,165	—	—	—	27,165
Royalties	—	34,172	—	—	—	34,172

Total revenues	110,645	120,123	—	—	—	120,123

Costs and expenses:
Cost of sales	16,680	14,102	—	—	—	14,102
Research and development	86,939	73,311	5,998	—	—	79,309
Selling, general and administrative	52,060	31,908	5,483	—	—	37,391
Restructuring	—	—	—	1,554	—	1,554
Amortization of intangibles	—	—	—	—	8,487	8,487

Total costs and expenses	155,679	119,321	11,481	1,554	8,487	140,843

Loss from operations	(45,034)	802	(11,481)	(1,554)	(8,487)	(20,720)

Other Income (expense):
Investment income, net	14,737	5,777	—	—	—	5,777
Interest expense	(2,315)	(2,724)	—	—	—	(2,724)

Net (loss)/income	$(32,612)	$3,855	$(11,481)	$(1,554)	$(8,487)	$(17,667)

Amounts per common share:
Net (loss)/income per share, basic and diluted	$(0.11)	$0.01	$(0.04)	$(0.00)	$(0.03)	$(0.06)

Weighted average shares, basic	307,570	313,321	313,321	313,321	313,321	313,321

Weighted average shares, diluted	307,570	314,289	313,321	313,321	313,321	313,321

Note 1: Stock-based compensation, amortization of intangibles and restructuring charges are deducted in accordance with generally accepted accounting principles in the United States (GAAP) to arrive at GAAP reported net loss for the periods presented.

Note 2: Excludes restructuring charges of $2,999 and amortization of intangibles of $8,500 for the three months ended June 30, 2005.

Note 3: Beginning September 1, 2005, in connection with the closing of the Company’s transaction with Schering-Plough for INTEGRILIN, the Company began reporting royalty revenue as a separate line item.

Millennium Pharmaceuticals, Inc.
Reconciliation of Non-GAAP to GAAP (Note 1)
(unaudited)

	Six Months Ended June 30, 2005	Six Months Ended June 30, 2006
	Non-GAAP (Note 2)	Non-GAAP	Stock-based Compensation	Restructuring	Amortization of Intangibles	GAAP
(in thousands, except per share amounts)
Revenues:
Net product sales	$88,687	$112,159	$—	$—	$—	$112,159
Co-promotion revenue (Note 3)	90,487	—	—	—	—	—
Revenue under strategic alliances	55,182	65,794	—	—	—	65,794
Royalties	—	64,645	—	—	—	64,645

Total revenues	234,356	242,598	—	—	—	242,598

Costs and expenses:
Cost of sales	31,261	29,930	—	—	—	29,930
Research and development	173,093	149,575	12,332	—	—	161,907
Selling, general and administrative	103,697	63,207	9,649	—	—	72,856
Restructuring	—	—	—	4,385	—	4,385
Amortization of intangibles	—	—	—	—	16,974	16,974

Total costs and expenses	308,051	242,712	21,981	4,385	16,974	286,052

Loss from operations	(73,695)	(114)	(21,981)	(4,385)	(16,974)	(43,454)

Other Income (expense):
Investment income, net	19,179	10,402	—	—	—	10,402
Interest expense	(4,903)	(5,456)	—	—	—	(5,456)

Net (loss)/income	$(59,419)	$4,832	$(21,981)	$(4,385)	$(16,974)	$(38,508)

Amounts per common share:
Net (loss)/income per share, basic and diluted	$(0.19)	$0.02	$(0.07)	$(0.02)	$(0.05)	$(0.12)

Weighted average shares, basic	307,082	312,575	312,575	312,575	312,575	312,575

Weighted average shares, diluted	307,082	313,892	312,575	312,575	312,575	312,575

Note 1: Stock-based compensation, amortization of intangibles and restructuring charges are deducted in accordance with generally accepted accounting principles in the United States (GAAP) to arrive at GAAP reported net loss for the periods presented.

Note 2: Excludes restructuring charges of $4,106 and amortization of intangibles of $17,000 for the six months ended June 30, 2005.

Note 3: Beginning September 1, 2005, in connection with the closing of the Company’s transaction with Schering-Plough for INTEGRILIN, the Company began reporting royalty revenue as a separate line item.

Condensed Consolidated Balance Sheets
(unaudited)

	June 30, 2006	December 31, 2005
(in thousands)

Cash, cash equivalents and marketable securities	$626,003	$645,588
Other current assets	94,144	95,508
Property and equipment, net	167,534	183,059
Restricted cash and other assets	25,569	25,202
Goodwill and intangible assets, net	1,562,812	1,578,275

Total assets	$2,476,062	$2,527,632

Other current liabilities	$126,834	$158,705
Current portion of long-term debt	99,571	5,890
Other long-term liabilities	67,038	85,562
Capital lease obligations, net of current portion	75,641	76,226
Long-term debt, net of current portion	—	99,571
Stockholders' equity	2,106,978	2,101,678

Total liabilities and stockholders' equity	$2,476,062	$2,527,632